EXHIBIT A

Transactions in Shares of the Issuer During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Persons. Except as otherwise noted, all such transactions were effected in the open market through brokers and the price per share is net of commissions.

JANA

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
1/6/2016	9,828	43.16
1/6/2016	99,222	43.47
1/7/2016	195,189	43.57
1/7/2016	513,400	43.42
1/8/2016	299,811	44.26
1/11/2016	303,171	44.91
1/12/2016	105,504	44.05
1/12/2016	195,900	43.83
1/13/2016	361,799	40.74
1/14/2016	169,989	37.99
1/15/2016	10,000	40.21
1/15/2016	165,000	39.23
1/19/2016	115,587	40.56
1/20/2016	110,852	41.53
1/21/2016	125,000	42.18
1/22/2016	50,000	41.46
1/25/2016	65,000	41.28
1/26/2016	65,000	41.68
1/27/2016	40,000	41.76
1/28/2016	50,000	40.24
1/29/2016	50,000	40.61
2/1/2016	50,000	40.83
2/2/2016	70,000	39.94
2/3/2016	20,000	37.97
2/8/2016	50,000	33.92
2/8/2016	100,000	33.94
2/10/2016	60,000	34.63
2/16/2016	471,100	34.14
2/16/2016	52,670	34.18
2/16/2016	482,300	34.27
2/17/2016	54,000	37.03
2/17/2016	300,000	35.98
2/17/2016	50,948	37.13
2/17/2016	(50,948)	37.11
2/18/2016	180,200	35.33
2/18/2016	232,100	36.05
2/18/2016	74,900	36.17
2/19/2016	145,846	34.24
2/22/2016	50,000	35.50
2/23/2016	35,400	37.76
2/23/2016	114,600	37.78
2/24/2016	25,000	36.89
2/24/2016	50,000	36.95
2/24/2016	172,000	37.29

Mr. Crawford

Trade Date	Amount Acquired (Sold)	Price Per Share ($)
2/12/2016	21,625	33.93
2/17/2016	13,800	37.10
2/17/2016	200	35.60
2/18/2016	19,375	35.87
2/24/2016	27,251	36.99

Ms. Schlichting

Trade Date	Amount Acquired (Sold)	Price Per Share ($)
2/12/2016	12,125	34.15